EXHIBIT 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to register 6,000,000 shares of Class A common stock pertaining to the MSC Industrial Direct Co., Inc. 2015 Omnibus Incentive Plan of our reports dated October 29, 2014, with respect to the consolidated financial statements and schedule of MSC Industrial Direct Co., Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of MSC Industrial Direct Co., Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended August 30, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jericho, New York

January 15, 2015